Exhibit 99.1

[GRAPHIC OMITTED]
TOMPKINS
   TRUSTCO, INC.

                                        For Immediate Release:
                                        November 27, 2006

                                        For More Information, Contact:
                                              James J. Byrnes, Chairman and CEO
                                                         Tompkins Trustco, Inc.
                                                      (607) 273-3210, ext. 2100
                                              David S. Boyce, President and CEO
                                              Tompkins Insurance Agencies, Inc.
                                                                 (585) 345-6166


Tompkins Trustco, Inc. to Acquire Carey McKinney Group in Ithaca, New York

ITHACA, NY - Tompkins Trustco, Inc. (AMEX: TMP) announced that its subsidiary, Tompkins Insurance Agencies, Inc., has entered into a letter of intent to purchase H.A. Carey Co., Inc. (known as the Carey McKinney Group) of Ithaca, New York. Closing on the sale is planned for December 31, 2006.

Carey McKinney is a full service insurance agency owned and operated by Donald
R. Kompf, Jr., Frank M. Smith and the estate of the late Peter Wadach. Mr. Kompf and Mr. Smith will both serve as Senior Vice Presidents of Tompkins Insurance Agencies in Ithaca, working closely with Tompkins Trust Company in assisting customers with their financial and insurance needs.

"The Carey McKinney Group is a market leader in the Tompkins County area and known for its quality of service and expertise in providing insurance solutions," David Boyce, President & CEO of Tompkins Insurance Agencies, said. "We are pleased to serve additional customers in Central New York through this affiliation, as we have with the previous purchases of Banfield Insurance and the Farrell-Messler Insurance Agency."

He observed that combining financial and insurance services has been a successful strategy for Tompkins Trustco and its community banks. "The addition of the Carey McKinney Group to our services in Central New York will help us achieve a significant critical mass in Tompkins Trust Company's home market," he said.

Don Kompf, said, "Our affiliation with Tompkins Insurance Agencies will gain access to an expanded array of insurance companies to provide appropriate coverage for our customers."

Frank Smith echoed those sentiments. "When we were looking for an agency with which to partner, we wanted one that set the same standards of excellence. Tompkins Insurance is an organization that has built firm, long-lasting partnerships with its customers for more than 100 years."

Both Kompf and Smith will continue to serve in the new organization from their existing location at 1051 Craft Rd. Carey McKinney currently has 11 employees.
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"Customers will continue to work with the people they trust and respect," Boyce said. "They will have the added benefit of strength of the Tompkins organization, a trusted name in this community since 1836, for a complete range of insurance and financial solutions."

Tompkins Insurance Agencies, Inc. is a subsidiary of Tompkins Trustco, Inc., which is also the parent company of Tompkins Trust Company, The Bank of Castile, Mahopac National Bank, and AM&M Financial Services, Inc. Tompkins Trustco, Inc. is traded on the American Stock Exchange under the symbol TMP.


"Safe Harbor" Statement under the Private Securities Litigation Reform of 1995:
This press release may include forward-looking statements with respect to revenue sources, growth, market risk, and corporate objectives. The Company assumes no duty, and specifically disclaims any obligation, to update forward-looking statements, and cautions that these statements are subject to numerous assumptions, risks, and uncertainties, all of which could change over time. Actual results could differ materially from forward-looking statements.